EXHIBIT 10.7
OFFICE LEASE
BY AND BETWEEN
ACRON KINGSPARK, L.P.
AS LANDLORD
AND
ESPRE SOLUTIONS, INC.,
a Texas Corporation
AS TENANT

TABLE OF CONTENTS

1.	Definitions and Basic Lease Provisions	1
2.	Premises	2
3.	Lease Term	2
4.	Acceptance of Premises	3
5.	Rent Payments	3
6.	Electricity	3
7.	Services by Landlord	4
8.	Service Interruptions	4
9.	Operating Costs	5
10.	Rental Tax	5
11.	Security Deposit	6
12.	Assignment and Subletting	6
13.	Repair and Maintenance by Tenant	7
14.	Alterations and Additions by Tenant	7
15.	Use and Occupancy	7
16.	Parking	8
17.	Mechanics’ Liens	8
18.	Liability of Landlord	8
19.	Tenant’s Indemnification of Landlord	9
20.	Tenant’s Insurance	9
21.	Landlord’s Insurance	10
22.	Rights Reserved by Landlord	10
23.	Relocation of the Premises	11
24.	Fire or Other Casualty	11
25.	Condemnation	12
26.	Taxes on Tenant’s Property	13
27.	Waiver of Subrogation	13
28.	Surrender Upon Termination or Expiration; Holdover	13
29.	Tenant’s Property	14
30.	Events of Default	14
31.	Landlord’s Remedies	14
32.	No Implied Waiver	16

33.	Waiver by Tenant	16
34.	Landlord’s Lien	16
35.	Attorneys’ Fees and Legal Expenses	17
36.	Subordination	17
37.	Quiet Enjoyment	17
38.	Notice to Landlord	17
39.	Rules and Regulations	17
40.	Estoppel Certificate	18
41.	Notices	18
42.	Hazardous Materials	18
43.	Business Purpose	18
44.	Severability	18
45.	No Merger	19
46.	Force Majeure	19
47.	Brokerage	19
48.	Gender	19
49.	Joint and Several Liability	19
50.	No Representations	19
51.	Entire Agreement; Amendments	19
52.	Paragraph Headings	19
53.	Binding Effect	20
54.	Exhibits	20
55.	Counterparts	20
56.	Tenant’s Service Providers	20
57.	Rate of Interest	20
58.	Execution and Approval of Lease	20
59.	Governing Law	20
EXHIBITS:

A:	Land
B:	Premises
C:	Project Rules and Regulations
D:	Contractor Insurance Requirements
E:	Estoppel Certificate
F:	Tenant Improvements
G:	Reserved Parking Space Plan

OFFICE LEASE
     This Office Lease (this Lease) is entered into as of September 1, 2004 (the date of this Lease), by ACRON KingsPark, L.P., an Oklahoma limited partnership (Landlord), and Espre Solutions, Inc., a Texas Corporation (Tenant).
1.	Definitions and Basic Lease Provisions.

Some of the basic provisions and defined terms of this Lease are as follows:

Project:	KingsPark, a 50,955 Square Feet Office Building, associated parking garages, and the Land described on Exhibit A.

Building:	5700 West Plano Parkway, Plano, Texas 75093.

Premises:	Suite 2600 consisting of approximately 4,349 Total Rentable Square Feet, as shown on Exhibit B.

Total Project Area:	50,955 Rentable Square Feet.

Base Rent:
$8,516.79 per month + Electric (based upon $23.50 per square foot for 4,349 RSF). Rent shall be abated for the following months: October 2004, March 2005, September 2005, March 2006 and September 2006.

Rent:	The Base Rent and all other amounts payable by Tenant to Landlord under this Lease.

Commencement Date:	September 1,2004, or upon completion of improvements.

Expiration Date:	January 31, 2010

Lease Term :	Sixty-five (65) months, ending on the Expiration Date.

Base Year	Calendar year 2004.

Tenant’s Share:	8.54 percent (8.54%).

Landlord’s Agents:	ACRON U.S. Management, Inc., and ACRON USA, LP

Security Deposit:	$8,516.79

Permitted Use:	General business offices.

Parking:	No more than fifteen (15) unreserved spaces.

Tenant Party(ies): Tenant and its agents, employees, licensees, servants, and invitees.
Addresses for notices under this Lease:

LANDLORD:	TENANT:
ACRON Kingspark, L.P.	Espre Solutions, Inc.
C/OA CRON (USA)	5700 W. Plano Parkway
1516 South Boston	Suite 2600
Suite 215	Plano, Texas 75093
Tulsa, OK 741 19
Attention: Mr. Greg Wilson
PHONE: 91 8-587-990
FAX: 9 1 8-587-9903
2. Premises.
     Landlord, in consideration of the Rent and the obligations of Tenant under this Lease, hereby leases the Premises to Tenant and Tenant takes the Premises “AS IS” from Landlord, subject to the terms of this Lease. The number of Rentable Square Feet in the Premises and the Project is deemed to be the square footage as set forth in Paragraph 1.
3. Lease Term.
     (a) The Lease Term begins on the earlier to occur of (1) the date Tenant occupies (defined below) any part of the Premises or (2) the later to occur of the Commencement Date or the Ready for Occupancy Date (defined below) and ends on the Expiration Date.
     (b) If the Ready for Occupancy Date does net occur by the Commencement Date for any reason other than omission, delay, or non-compliance with the terms of this Lease by any Tenant Party, Tenant’s obligation to pay Rent does not commence until the Ready For Occupancy Date occurs and the Expiration Date is extended to the last day of the month following a period of time equal to the time period beginning on the Commencement Date and ending on the day before the Ready for Occupancy Date. This abatement of Rent is Tenant’s sole and exclusive remedy and is full settlement of all claims that Tenant has against Landlord by reason of the Premises not being ready for occupancy by Tenant on the Commencement Date.
     (c) If Tenant occupies any part of the Premises before the Commencement Date or the Ready for Occupancy Date, as applicable, the Lease Term and Tenant’s obligation to pay Rent commence on the date Tenant occupies the Premises and ends on the Expiration Date. The term, occupy, means the date when Tenant takes possession of any part of the Premises for any purpose, including placing furniture and installing Tenant’s equipment in the Premises.
     (d) When the Ready For Occupancy Date is determined, Landlord and Tenant shall exchange a letter acknowledging that date and, if the Expiration Date changes under this Paragraph, the Expiration Date. If any dispute arises regarding those dates, a certificate will be furnished by Landlord’s architect certifying the date Landlord substantially completed the Tenant Finish Work which will be, as defined in Exhibit B, conclusive and binding upon Landlord and Tenant.

     (e) The Ready For Occupancy Date is the earlier to occur of (i) the date the City of Plano approves the Premises for occupancy; or (ii) the date the City of Plano would have approved the Premises for occupancy but for delays caused by any Tenant Party; provided, if Landlord performs any Additional Work, the Ready for Occupancy Date is deemed accelerated by the number of days in the Additional Work Period.
4. Acceptance of Premises.
     Tenant’s occupancy of the Premises is conclusive evidence that Tenant: (A) accepts the Premises as suitable for the purposes for which they are leased; (B) accepts the Premises and the Project as being in a good and satisfactory condition; and (C) waives any defects in the Premises and the Project. Landlord is not liable to any Tenant Party for any injury or damage to person or property due to the condition or design of, or any defect in, the Project that exists now or occurs in the future. Tenant, for itself and all other Tenant Parties, assumes all risks of injury or damage to person or property, either proximate or remote, by reason of the condition or design of, or any defects in, the Premises and the Project.
5. Rent Payments.
     (a) The first installment of Base Rent is payable by Tenant when this Lease is executed. Subsequent installments of Base Rent are payable by Tenant in advance on the first day of each calendar month during the Lease Term beginning on the first day of the first full calendar month after the Commencement Date (or the Ready for Occupancy Date, if applicable). Base Rent for any partial calendar month is prorated on a per diem basis.
     (b) All Rent is payable by Tenant at the times and in the amounts specified in this Lease in legal tender of the United States of America to Landlord at the notice address for Landlord or to any other person or at any other address as Landlord may from time to time designate by notice to Tenant.
     (c) Rent is payable by Tenant without notice, demand, abatement, deduction or setoff, except as expressly specified in this Lease. Tenant’s obligation to pay Rent is independent of any obligation of Landlord under this Lease. If any installment of Rent is not paid within 10 days after it is due, Tenant shall pay a late charge in an amount equal to 10% of the delinquent installment of Rent when it pays the delinquent installment.
6. Electricity.
     (a) Tenant shall pay to Landlord, without any setoff or deduction, Tenant’s Share of all electricity consumed in the use, occupancy, and operation of the Project, the Building and all related improvements and appurtenances, including any perimeter lights for the Project. Tenant’s pro rata share of all electricity used in the Building and related improvements and appurtenances (including electricity used for heating and air conditioning) is determined by multiplying (1) the Total Electricity Costs for the Building net of [Sub metered Power and] after-hours HVAC charges paid by tenants in the Building by                      (2) Tenant’s Share.
     (b) The term Total Electricity Costs for the Building means the total electricity cost charged to Landlord by the entity supplying electricity to the Building, including taxes, but may not include any administrative fee or charge to Landlord. The term Submetered Power means all supplemental electricity that is separately submetered by Landlord and paid by tenants in the Buildings or that is separately tracked and calculated by Landlord’s engineer and paid by tenants in the Buildings.
     (c) If Landlord at any time elects to install submeters measuring electricity used in the Building or the Premises, which may include submeters measuring electricity used for heating and cooling the Building or Premises, then Tenant’s pro rata share of those costs will be based on actual use as measured by the submeters, but with any areas sharing a submeter being prorated on the basis that the area of the Premises bears to the total area covered by the submeters.
     (d) Landlord shall bill Tenant for Tenant’s electricity charges under this Paragraph monthly and Tenant shall pay its electricity charges within 5 business days after receipt of each bill. Landlord shall bill Tenant for Tenant’s electricity charge for the last full or partial month of the Lease Term as soon as practicable after the termination or expiration of this Lease and Tenant shall pay the bill within 5 business days after receipt. Tenant’s obligation to pay the bill survives the termination or expiration of the Lease.
7. Services by Landlord.
     Landlord, subject to payment by Tenant as specified below, shall furnish the following services for the occupied portions of the Premises:
     (a) Air conditioning, both heating and cooling (as required by the seasons), from 7:00 a.m. to 7:00 p.m. on weekdays and on Saturdays from 8:00 a.m. to 12:OO p.m., except on Holidays (as defined in Exhibit C) (the HVAC Standard Hours) at temperatures and in amounts as are in the sole judgment of Landlord reasonably required for comfortable use and occupancy under normal business operations. Circulating air is not available other than through the Building’s HVAC system. Landlord has no obligation to redesign the existing method of operation of the Building’s HVAC system. If Tenant requires HVAC services at any time other than HVAC Standard Hours, Landlord shall furnish the services for the portions of the Premises specified in a request by Tenant received by the Project manager before 3:00 p.m. of the business day preceding the date extra usage is required. Tenant shall pay Landlord as additional Rent for extra service the greater of (1) Landlord’s actual cost for such service, including any administrative costs incurred by Landlord in providing such service or (2) $20.00 per hour of service;
     (b) Cold and hot water (at the normal temperature of the water supply to the Building) for lavatory and toilet purposes, with water service to be at supply points provided for general use of tenants of the Building through fixtures installed by Landlord, or by Tenant with Landlord’s prior consent;
     (c) Janitor service to the Premises on days other than Fridays, Saturdays, and Holidays;
     (d) Window washing as determined by Landlord in its reasonable discretion;
     (e) Operator-less passenger elevators for ingress and egress to and from the floor(s) on which the Premises are located (provided that Landlord may reasonably limit the number of elevators to be in operation on Saturdays, Sundays, and Holidays) and, to the extent available, freight elevator service in common with other tenants but only when scheduled through the Project manager;
     (f) Common area rest room facilities; and
     (g) Electric lighting for all common areas of the Building in the manner and to the extent deemed by Landlord to be reasonable and standard.
     Building Standard Hours are weekdays, excluding Holidays, from 7:00 a.m. to 7:00 p.m. and Saturdays from 8:00 a.m. to 12:OOp.m. Landlord may lock the Building at all times other than during Building Standard Hours.
8. Service Interruptions.
     Landlord does not warrant that the services provided by Landlord will be free from any slow-down, interruption, or stoppage under voluntary agreement between Landlord and governmental bodies, regulatory agencies, utility companies, and others supplying services or caused by the maintenance, repair, replacement, or improvement of any equipment involved in the furnishing of the services or caused by changes of services, alterations, strikes, lock-outs, labor controversies, fuel shortages, accidents, acts of God, the elements, or other causes beyond the reasonable control of Landlord. No slow-down, interruption, or stoppage of the services may be construed as an eviction, actual or constructive, of Tenant or cause an abatement of Rent or in any manner or for any purpose relieve Tenant from its obligations under this Lease. Landlord is not liable for damage to persons or property, or in default under this Lease, as a result of any slow-down, interruption, or stoppage. Landlord shall use due diligence to resume the service upon any slow-down, interruption, or stoppage.

9. Operating Costs.
     (a) The term Operating Costs means those expenses (other than expenses for electricity) directly incurred in the management, operation, maintenance, repair, and security of the Project, including but not limited to the cost of all utilities, building supplies, janitorial service, maintenance, repairs, fire and extended coverage, public liability, and other insurance, all labor and employee benefit costs (including wages, salaries, and fees of all personnel engaged in the management, operation, maintenance, repair, and security of the Project), ad valorem taxes and assessments, costs that reduce operating expenses or are required to meet governmental regulations, management fees, consulting fees, legal fees, accounting fees, and the fair market rental of the Project managers’ offices, together with payments or credits Landlord makes to any tenant or tenants in the Project in lieu of Landlord providing any of the services or paying for any of the costs. If for any time period in question the Project is less than 100% occupied, Landlord shall increase those elements of Operating Costs that vary based on the occupancy rate of the Project as though the Project were 100% occupied.
     (b) The term Excess Operating Costs means the amount by which the Operating Costs for any calendar yew after the Base Year exceed the Operating Ccsts for the Base Year.
     (c) If there are Excess Operating Costs for any calendar year, Tenant shall pay to Landlord as additional Rent Tenant’s Share of the Excess Operating Costs.
     (d) On or before March 3 1 st of the Base Year and each subsequent calendar year, Landlord shall deliver to Tenant Landlord’s reasonable estimate of the Excess Operating Costs on a Rentable Square Foot basis for the then current calendar year. Tenant shall pay to Landlord monthly as additional Rent, in advance on or before the first day in each succeeding calendar month, an amount equal to one twelfth (1112th) of the product of Tenant’s Share of estimated Excess Operating Costs multiplied by the Total Project Area for the applicable calendar year. Landlord may adjust its estimate by notice to Tenant at any time during the applicable calendar year if actual Excess Operating Costs are substantially different from the estimate, and thereafter payments by Tenant under this Paragraph adjust accordingly. The term calendar year includes partial calendar years.
     (e) No later than March 31st of each calendar year, Landlord shall deliver to Tenant a statement certified by an authorized representative of Landlord setting out in reasonable detail the actual Excess Operating Costs for the prior calendar year. If the estimated payments made by Tenant during the prior calendar year exceed Tenant’s Share of actual Excess Operating Costs for that year, Landlord shall credit the difference against the next ensuing installments of estimated payments by Tenant under this Paragraph. If the estimated payments made by Tenant during the prior calendar year under this Paragraph are less than Tenant’s Share of the actual Excess Operating Costs for that year, Tenant shall pay the amount of the difference to Landlord in cash within 30 days after delivery of any invoice from Landlord accompanied by a statement of the actual Excess Operating Costs for that year as additional Rent.
10. Rental Tax.
     Tenant shall pay as additional Rent all licenses, charges, and other fees of every kind and nature as and when they become due arising out of or in connection with Tenant’s use and occupancy of the Premises and the Project (including the parking garages), including but not limited to license fees, business license taxes, and privilege, sales, excise, or other taxes (other than income) imposed upon Rent or upon services provided by Landlord or upon Landlord in an amount measured by Rent received by Landlord.

11. Security Deposit.
     (a) Tenant shall pay the Security Deposit to Landlord upon execution of this Lease as security for the performance by Tenant of its obligations under this Lease. The Security Deposit does not bear interest and is not an advance payment of Rent or a measure of Landlord’s damages for a default by Tenant. If Tenant defaults in the performance of any of its obligations under this Lease, Landlord may, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages in Rent or any other sum for which Tenant is in default and any other damage, injury, expense, or liability caused to Landlord by the default. If Landlord so applies any part of the Security Deposit, Tenant shall pay to Landlord on demand the amount necessary to restore the Security Deposit to its original amount.
     (b) If Tenant is not then in default under this Lease, Landlord shall return any remaining balance of the Security Deposit to Tenant upon termination or expiration of this Lease and after surrender by Tenant of possession of the Premises to Landlord in accordance with this Lease.
     (c) If Landlord assigns its interest in the Premises, Landlord may assign the Security Deposit to the assignee. Landlord has no further liability for the return of the Security Deposit after the assignment and Tenant shall look solely to the assignee for the return of the Security Deposit. Tenant may not assign or encumber or attempt to assign or encumber the Security Deposit. Landlord and its successors and assigns are not bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant.
12. Assignment and Subletting.
     (a) Tenant may not, without Landlord’s prior written consent: (1) assign or transfer this Lease or any interest therein; (2) permit any assignment of this Lease or any interest therein by operation of law; (3) sublet the Premises or any part thereof; (4) grant any license, concession, or other right of occupancy of any portion of the Premises; (5) mortgage, pledge, or otherwise encumber its interest in this Lease; or (6) permit the use of the Premises by any parties other than Tenant and its employees. Landlord’s consent to any assignment or subletting is not a waiver of Landlord’s right to approve or disapprove any subsequent assignment or subletting. Tenant and any guarantor of Tenant’s obligations under this Lease (Guarantor, whether one or more) remain jointly and severally liable for the payment of Rent and performance of all other obligations under this Lease after any assignment or subletting. Any change in a majority of the voting rights or other control rights of Tenant is an assignment for purposes of this Paragraph. If Tenant is a partnership, then any transfer of a general partnership interest is an assignment for purposes hereof. As a condition to the effectiveness of each assignment or subletting, and whether or not Landlord’s prior consent is required for the assignment or subletting, Tenant shall pay to Landlord its reasonable administrative and legal costs in connection therewith. Any violation by Tenant of the terms of this Paragraph is void.
     (b) Landlord, in addition to any other remedies under this Lease or provided by law, may at its option collect directly from the assignee or sublessee all rents payable to Tenant under the assignment or sublease and apply the rent against any sums due to Landlord under this Lease. Tenant authorizes and directs any assignee or sublessee to make payments of rent directly to Landlord upon receipt of notice from Landlord. No direct collection of rent by Landlord from any assignee or sublessee is a novation or a release of Tenant or Guarantor from the performance of their obligations under this Lease or under any guaranty executed by Guarantor. Receipt by Landlord of rent from any assignee, sublessee, or occupant of the Premises is not a waiver of the covenant against assignment and subletting or a release of Tenant or Guarantor.
     (c) If Tenant wants to assign or sublease all or part of the Premises, it shall deliver a notice to Landlord specifying the name of, financial information for, and the nature of the business of the proposed assignee or subtenant, and the proposed effective date and terms of the assignment or sublease. Tenant may not assign or sublease all or any part of the Premises at any time when Tenant is in noncompliance by Tenant under this Lease, whether or not an Event of Default has occurred.

     (d) Landlord has a period of 30 days from receipt of Tenant’s notice and all information required herein to notify Tenant that Landlord elects, in Landlord’s sole discretion, to: (1) terminate this Lease as to the space that is the subject of Tenant’s notice as of the date specified by Tenant; (2) consent to the assignment or sublease; provided, if the rent payable to the Tenant by the permitted assignee and/or sublessee is greater than the Base Rent, the excess rent is payable by Tenant as additional ‘Rent to Landlord on the same dates Tenant pays Base Rent; or (3) refuse to consent to Tenant’s assignment or sublease of that space. If Landlord does not notify Tenant of Landlord’s election within the 30-day period, Landlord is deemed to elect option (3).
13. Repair and Maintenance by Tenant.
     (a) Tenant shall keep the Premises and all fixtures installed by or on behalf of Tenant in good and tenantable condition. Tenant shall promptly make all necessary non-structural repairs and replacements thereto except those caused by fire or other casualty covered by Landlord’s insurance on the Project, all at Tenant’s expense, under the supervision and with the approval of Landlord. All repairs and replacements must be equal in quality and class to the original work. Without diminishing this obligation of Tenant, if Tenant fails to make any repairs and replacements within 5 days after the occurrence of the damage or injury, Landlord may at its option make the repairs and replacements and Tenant shall pay Landlord on demand as additional Rent the costs incurred by Landlord, plus an administrative fee equal to 10% of the actual cost thereof, plus 18% per annum interest from date of payment by Landlord.
     (b) Tenant shall pay the cost of repairs and replacements due to damage or injury to the Project or any part thereof caused by any Tenant Party. This amount is payable by Tenant to Landlord on demand as additional Rent, plus 18% per annum interest from date of payment by Landlord. If Landlord performs any maintenance or repairs to the Premises, as provided herein, or at the request of Tenant, over and above the services required to be performed by Landlord pursuant to Paragraph 7, Tenant shall pay the actual cost thereof, plus an administrative fee equal to 10% of the actual cost thereof, to Landlord as additional Rent within 5 business days after demand.
14. Alterations and Additions by Tenant.
     (a) Tenant may not make or permit any alterations, improvements, or additions in or to the Premises or the Project without Landlord’s prior consent. All alterations, additions, and improvements made to, or fixtures or other improvements placed in or upon, the Premises, whether temporary or permanent in character, by either party (except only movable office furniture and equipment not attached to the Building) are a part of the Project and are the property of Landlord when they are placed in the Premises without compensation to Tenant.
     (b) All alterations and improvements must comply with all Applicable Laws (defined below), including without limitation, all applicable environmental laws and the Americans With Disabilities Act of 1990 (ADA). If Tenant’s use of the Premises causes Landlord to make any alterations or improvements to the Project to comply with the provisions of ADA, Tenant shall reimburse Landlord for the cost of the alterations or improvements, plus an administrative fee equal to 10% of the actual cost thereof, upon demand as additional Rent. Neither Landlord’s approval of Tenant’s plans and specifications for the alterations or improvements nor Landlord’s acceptance of Tenant’s as-built plans is a confirmation or agreement by Landlord that the improvements and alterations comply with Applicable Laws.
15. Use and Occupancy.
     The Premises may be used and occupied by Tenant only for general business offices. Tenant shall use and maintain the Premises in a clean, careful, safe, and proper manner and shall comply with all laws, ordinances, orders, rules, and regulations (“Applicable Law”) of all governmental bodies (state, federal, and municipal) applicable to or having jurisdiction over the use, occupancy, and maintenance of the Premises and the Rules and Regulations attached hereto and incorporated herein for all purposes.
16. Parking.
     (a) During the initial Lease Term, Landlord shall provide, at no additional charge to Tenant, no more than three (3) unreserved parking spaces per 1000 Rentable Square Feet of space Leased by Tenant, less any reserved spaces Leased by Tenant in an area specified in writing by Landlord. Tenant must deliver to Landlord a list of the automobile license numbers of Tenant’s ernp!oyees who will be using such Parking.
     (b) Reserved parking spaces are noted on Exhibit G attached hereto and made a part hereof for which Tenants who so desire pay $150 per space per month, Tenant is not assigned designated parking spaces, but is permitted to use whatever unreserved surface spaces are available, on a first-come, first-served basis in areas of the parking lots and/or garage designated from time to time by Landlord. If for any reason Landlord fails or is unable to provide parking spaces to Tenant or parking spaces are not available for use by Tenant Parties, this failure or inability is not a default by Landlord under this Lease.
     (c) All Tenant Parties must comply with all traffic, security, safety, and other rules and regulations promulgated from time to time with respect to the parking area.
17. Mechanics’ Liens.
     Tenant may not cause or permit any mechanic’s or materialman’s lien to be placed upon Landlord’s interest in the Project or the Premises or any part thereof by any contractor, subcontractor, laborer, or materialman performing any labor or furnishing any materials to Tenant for any improvement, alteration, or repair of or to the Premises, the Project, or any part thereof. If any lien is filed on Landlord’s interest or Tenant’s interest in the Premises, Tenant shall cause the same to be discharged within 20 days after filing. If Tenant does not discharge the lien within the 20-day period, then, in addition to any other right or remedy of Landlord, Landlord may, but is not obligated to, discharge the lien by paying the amount claimed to be due or by procuring the discharge of the lien by deposit in court or bonding. Any amount paid by Landlord relating to any lien not caused by Landlord, and all reasonable legal and other expenses of Landlord, including reasonable attorneys’ fees, in defending any action or in procuring the discharge of any lien, with interest thereon at the rate of 18% per annum from the date of payment by Landlord, is payable by Tenant to Landlord on demand as additional Rent.
18. Liability of Landlord.
     (a) Landlord is not liable to Tenant, any Tenant Party, or any other person for any injury or damage to person or property due to: (i) the Project or related improvements or appurtenances being out of repair, or defects in or failure of pipes or wiring, or backing up of drains, or the bursting or leaking of pipes, faucets, and plumbing fixtures, or gas, water, steam, electricity, or oil leaking, escaping, or flowing into the Premises, unless caused by the willful misconduct or gross negligence of Landlord; (ii) any loss or damage caused by the acts or omissions of other tenants in the Project or of any other persons, excepting only the willful misconduct or gross negligence of duly authorized employees and agents of Landlord; or (iii) any loss or damage to property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, insurrection, war, court order, requisition, or order of governmental authority, or any other cause beyond the control of Landlord. All personal property at the Premises is at the sole risk of Tenant.

     (b) Notwithstanding the foregoing or anything else to the contrary contained in this Lease, the liability of Landlord to Tenant for any default or indemnity by Landlord under this Lease is limited to the interest of Landlord in the Project. Neither Landlord nor any partner, employee, agent, director, or officer of Landlord has any personal liability for any amounts payable or obligations performable by Landlord under this Lease.
19. Tenant’s Indemnification of Landlord.
     (a) Tenant shall indemnify, defend, and hold Landlord harmless from all fines, suits, losses, costs, liabilities, claims, demands, actions, and judgments of every kind and character by reason of any breach by Tenant under this Lease and all claims, demands, actions, damages, losses, costs, liabilities, expenses, and judgments suffered by, recovered from, or asserted against Landlord due to injury or damage to person or property to the extent that the damage or injury is caused, either proximately or remotely, wholly or in part, by an act, omission, negligence, or misconduct of Tenant or any Tenant Party, or of any other person entering upon the Premises under or with the express or implied invitation or permission of Tenant or when the injury or damage is the result, proximate or remote, of the violation by Tenant or any Tenant Party of any law, ordinance, or governmental order of any kind, or when the injury or damage in any other way arises out of the occupancy or use by Tenant or any Tenant Party of the Premises or the Project, including Landlord’s negligence.
     (b) Tenant is not required to indemnify, defend, or hold Landlord harmless from any claim, demand, fine, suit, loss, liability, action or judgment arising solely from Landlord’s gross negligence or willful misconduct.
     (c) If Landlord is made a party to any litigation commenced by or against Tenant or relating to this Lease or to the Premises, then Tenant shall pay all costs and expenses, including reasonable attorneys’ fees and court costs, incurred by or imposed upon Landlord by virtue of the litigation. The amount of all costs and expenses, including attorney’s fees and court costs, is a demand obligation bearing interest at the rate of 18% per annum from the date of payment by Landlord payable by Tenant to Landlord as additional Rent.
20. Tenant’s Insurance.
     (a) Tenant shall, at its expense, maintain at all times a policy or policies of insurance insuring Tenant against all liability for injury to or death of a person or persons and for damage to or destruction of property occasioned by or arising out of or in connection with the use or occupancy of the Premises or by the condition of the Premises (including Tenant’s contractual liability to indemnify and defend Landlord) with a combined single limit of $1,000,000.00 for bodily injury and property damages, or with other limits as may be required by Landlord. Tenant’s policies must be written by an insurance company or companies satisfactory to Landlord and licensed to do business in the State of Texas with an A.M. Best rating of A-IX, or better, with Landlord and Landlord’s Agent, Acron US Management and Acron USA, LP, named as additional insureds without restriction. If Tenant has an umbrella or excess policy, Tenant shall name Landlord and Landlord’s Agent as additional insureds without restriction on all layers of umbrella or excess policies. Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days prior to cancellation of the insurance.
     (b) Tenant shall deliver copies of its insurance policies or duly executed certificates of insurance to Landlord prior to occupying any part of the Premises. Tenant shall deliver satisfactory evidence of renewals of the insurance policies to Landlord at least 30 days prior to the expiration of the respective policies. If Tenant fails to comply with these insurance requirements, Landlord may obtain the insurance and Tenant shall pay to Landlord on demand as additional Rent the premium cost thereof plus interest at the rate of 18% per annum from the date of payment by Landlord.

21. Landlord’s Insurance.
     Landlord shall carry, or cause to be carried: (A) public liability insurance with limits of liability of not less than $1,000,000.00 for personal injury or death arising out of any one occurrence; and (B) insurance for fire, extended coverage, vandalism and malicious mischief, insuring the Project, including the Premises and all appurtenances thereto, excluding Tenant’s merchandise, trade fixtures, furnishings, equipment, personal property, and any alterations or additions made by Tenant. Tenant has no interest in any insurance policies carried by Landlord.
22. Rights Reserved by Landlord.
     Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, persons, or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim for set-off or abatement of Rent:
     (a) To change the Building’s or the Project’s name or street address.
     (b) To install, affix, and maintain any signs on the exterior and interior of the Project.
     (c) To designate and approve, prior to installation, all types of window shades, blinds, drapes, awnings, window ventilators, and similar equipment, and to control all internal lighting that is visible from the exterior of the Project.
     (d) To designate, restrict, and control all sources within the Project where Tenant may obtain ice, drinking water, towels, toilet supplies, catering, food and beverages, and like or other services on the Premises and, in general, the exclusive right to designate, limit, restrict, and control any business and any service in or to the Project and its tenants.
     (e) To enter upon the Premises at reasonable hours to inspect, clean, or make repairs or alterations to the Premises (but without any obligation to do so, except as expressly specified in this Lease), to make repairs or alterations to any part of the Building or the Building systems, to show the Premises to prospective lenders, purchasers, and, during the last 12 months of the Lease Term, to show the Premises to prospective tenants at reasonable hours and, if the Premises are vacant, to prepare them for re- occupancy.
     (f) To retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. No locks may be changed or added without the prior consent of Landlord.
     (g) To decorate and make repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, and for those purposes to enter upon the Premises and, during the continuance of the work, temporarily close doors, entryways, public space, and corridors in the Project, to interrupt or temporarily suspend Project services and facilities, and to change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Project, all without abatement or setoff of Rent or affecting any of Tenant’s obligations under this Lease, so long as the Premises are reasonably accessible.
     (h) To have and retain a paramount title to the Premises and the Project free and clear of any act of Tenant purporting to burden or encumber the Premises or the Project.

     (i) To grant to anyone the exclusive right to conduct any business or render any service in or to the Project, provided the exclusive right does not operate to exclude Tenant from the uses expressly permitted in this Lease.
     (j) To approve the weight, size, and location of safes and other heavy equipment and articles in and about the Premises and the Project and to require all those items and furniture and similar items to be moved into and out of the Project and the Premises only at times and in a manner specified by Landlord. Movements of Tenant’s property into or out of the Project and within the Project are entirely at the risk and responsibility of Tenant. To require permits before allowing Tenant’s property to be moved into or out of the Project.
     (k) To have access for Landlord and other tenants in the Project to any mail chutes or other depositories located on the Premises according to the rules of the United States Postal Service.
     (l) To take reasonable measures as Landlord deems advisable for the security of the Project and its occupants including, without limitation, the search of all persons entering or leaving the Project, the evacuation of the Project for cause, suspected cause, or for drill purposes, the temporary denial of access to the Project, and the closing of the Project after Building Standard Hours, subject to Tenant’s right to admittance when the Project is closed after Building Standard Hours under reasonable regulations Landlord may prescribe from time to time.
     (m) To transfer, assign, or convey, in whole or in part, the Project and Landlord’s rights under this Lease. If Landlord transfers, assigns, or conveys its rights under this Lease, Landlord is released from any further obligations under this Lease and Tenant shall to look solely to the successor in interest of Landlord for performance of the obligations of “Landlord” under this Lease.
23. Relocation of the Premises.
     (a) At any time during the Lease Term or any renewal or extension thereof, Landlord may relocate the Premises within the Building by giving Tenant at least 60 days’ prior notice. The premises being substituted for the Premises (the “Substitute Space”) must contain approximately the same number of Rentable Square Feet as the original Premises. Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses for moving Tenant’s furniture, equipment, supplies, telephones, and telephone equipment from the original Premises to the Substitute Space within 30 days after receipt of a certified, itemized receipt for such costs. Upon relocation, the Substitute Space shall be substituted for the original Premises and become the Premises on the same terms as under this Lease. Landlord and Tenant shall promptly execute an amendment hereto to evidence the change to the premises.
     (b) Tenant shall move from the original Premises into the Substitute Space and surrender possession of the original Premises to Landlord no later than 60 days after receipt of Landlord’s notice. If Tenant continues to occupy the original Premises after such 60 day notice period, Tenant shall: (1) pay Rent for both the original Premises and the Substitute Space until Tenant surrenders the original Premises to Landlord; and (2) pay to Landlord on demand as additional Rent any damages that Landlord incurs as a result of Tenant’s failure to timely surrender the original Premises, including, but not limited, to attorneys’ fees and court costs incurred by Landlord in enforcing Landlord’s rights under this Paragraph, together with interest at the rate of 18% per annum from the date of demand until repaid by Tenant.
24. Fire or Other Casualty.
     (a) If the Premises or any part thereof are damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord. If the Project or any Building is so damaged by fire or other casualty that substantial alteration or reconstruction of the Project or any part of Building is, in Landlord’s sole opinion, required (whether or not the Premises are damaged) or if any mortgagee under a mortgage or deed of trust covering the Project requires that the insurance proceeds payable as a result of the fire or other casualty be used to retire the mortgage debt, Landlord may, at its sole option, terminate this Lease by giving Tenant notice of termination within 90 days after the date of the damage. If Landlord terminates this Lease under this Paragraph, the Rent abates as of the date of the damage.
     (b) If Landlord does not elect to terminate this Lease, Landlord shall within 120 days after the date of the damage commence to repair and restore the Project to the extent of insurance proceeds actually received (except that Landlord is not responsible for delays outside its control) to substantially the same condition in which it was immediately prior to the casualty. Landlord is not required to rebuild, repair, or replace any part of Tenant’s furniture or furnishings or fixtures and equipment removable by Tenant under the provisions of this Lease. Landlord is not liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from casualty damage or the repairs; provided, during the time and to the extent the Premises are unfit for occupancy, Landlord shall, either furnish Tenant with comparable office space at prevailing market rates or a fair diminution of Rent, the choice of which is at Landlord’s sole discretion.
     (c) If the damages are caused by the negligence or willful misconduct of any Tenant Party, Rent does not abate and Tenant shall pay to Landlord on demand as additional Rent any damages in excess of the amount paid by insurance proceeds received by Landlord. Any insurance carried by Landlord or Tenant against loss or damage to the Project or to the Premises is for the sole benefit of the party carrying the insurance and under its sole control.
25. Condemnation.
     (a) If all or substantially all of the Project or any Building is taken for any public or quasi-public use under any governmental law, ordinance, or regulation or by right of eminent domain or is sold to the condemning authority in lieu of condemnation, then this Lease terminates as of the date when physical possession of the portion of the Building or Project is taken by the condemning authority. If less than all or substantially all of the Project or any Building is taken or sold, Landlord (whether or not the Premises are affected) may terminate this Lease by giving notice to Tenant within 60 days after the right of election accrues, in which event this Lease terminates as of the date when physical possession of the portion of the Building and Project is taken by the condemning authority. For purposes hereof, substantially all of the Project shall mean 10% or more of the Building or of the parking lot comprising a portion of the Project.
     (b) If this Lease is not terminated upon any taking or sale of less than all or substantially all of the Project:
     (1) the Rent reduces by an amount representing that part of the Rent properly allocable to the portion of the Premises taken or sold; and
     (2) Landlord shall, at Landlord’s sole expense, restore the Project to substantially its former condition to the extent reasonably deemed feasible by Landlord; provided Landlord’s restoration obligation does not exceed the scope of the work done by Landlord in originally constructing the Project and installing tenant finish improvements in the Premises; and provided further Landlord is not required to spend for the work an amount in excess of the amount received by Landlord as compensation or damages (over and above amounts going to the mortgagee of the property taken) for the part of the Project so taken.
     (c) Landlord is entitled to receive all of the compensation awarded upon a taking of any part or all of the Project, including any award for the value of the unexpired Lease Term. Tenant is not entitled to and expressly waives all claim to any compensation; provided, Tenant is entitled to receive any award for damages to Tenant’s Leasehold improvements.

26. Taxes on Tenant’s Property.
     Tenant shall pay, and indemnify, defend, and hold Landlord harmless against, all taxes levied or assessed against personal property, furniture, fixtures, or other improvements placed by or for Tenant in the Premises or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture, fixtures, or other improvements placed by or for Tenant in the Premises and Landlord elects to pay the increased taxes, Tenant shall pay to Landlord on demand as additional Rent that part of the taxes for which Tenant is liable under this Paragraph.
27. Waiver of Subrogation.
     Each party waives all claims that arise or may arise in its favor against the other party, or anyone claiming through or under them, by way of subrogation or otherwise, during the Lease Term or any extension or renewal thereof, for all losses of, or damage to, any of its property (whether or not the loss or damage is caused by the fault or negligence of the other party or anyone for whom the other party is responsible), which loss or damage is covered by valid and collectible fire and extended coverage insurance policies, to the extent that the loss or damage is recovered under the insurance policies. These waivers are in addition to, and not in limitation of, any other waiver or release in this Lease with respect to any loss or damage to property of the parties. Since these mutual waivers preclude the assignment of any claim by way of subrogation (or otherwise) to an insurance company (or any other person), each party shall immediately give each insurance company issuing to it policies of fire and extended coverage insurance written notice of the terms of these mutual waivers, and have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of these waivers.
28. Surrender Upon Termination or Expiration; Holdover.
     (a) Upon the Expiration Date or any earlier termination of this Lease, Tenant shall: (1) surrender to Landlord possession of the Premises in good repair and condition, reasonable wear and tear and damages or destruction by any insured casualty excepted, and (2) deliver to Landlord all keys to the Premises and all parking access cards. If Tenant does not immediately surrender possession, Landlord may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises, or any part thereof, by force if necessary, without having any civil or criminal liability therefore.
     (b) If Tenant or any of its successors in interest continues to hold any part of the Premises after the termination of this Lease, the holding over is a tenancy from month-to-month at a monthly rental equal to 200% of the monthly Base Rent payable at the time of termination, plus the payment of all other Rent payable under this Lease. While Tenant or its successor continues to hold the Premises after the termination of this Lease, the month-to-month tenancy is subject to all terms of this Lease; provided, all expansion rights, rights of first refusal, first notice, and first offer, and all extension rights automatically terminate.
     (c) No payments of money by Tenant to Landlord after the termination of this Lease reinstate, continue, or extend the Lease Term and no extension of this Lease after the termination or expiration thereof is valid unless it is reduced to writing and signed by Landlord and Tenant. Nothing in this Paragraph may be construed to give Tenant the right to hold over beyond the Expiration Date or any earlier termination of this Lease or preclude Landlord from having the right to dispossess or otherwise terminate Tenant’s right of possession. Any month-to-month tenancy is terminable at any time upon 30 days notice from Landlord.

29. Tenant’s Property.
     (a) All furniture, movable trade fixtures, and equipment installed by Tenant remains the property of Tenant and must be removed by Tenant at the termination of this Lease. Any removal of Tenant’s property must be accomplished in a good and workmanlike manner so as not to damage the Premises or the Project. Tenant, or Landlord at Tenant’s expense, shall repair any damage to the Premises or the Project caused by any removal. All furniture, movable trade fixtures, and equipment installed by Tenant not removed within 15 days after termination of the Lease are conclusively presumed to be abandoned by Tenant.
     (b) Upon request of Landlord, Tenant shall also remove, at Tenant’s sole cost, any improvements installed by or on behalf of Landlord or Tenant in connection with the completion of the Tenant Finish Work, any Additional Work, or otherwise.
30. Events of Default.
     The following are events of default (“Events of Default”) by Tenant under this Lease:
     (a) Tenant fails to pay any Rent when due and the failure continues for a period of 10 days.
     (b) Tenant fails to comply with any of the terms of this Lease, other than the payment of Rent, and does not cure the failure within 20 days after Landlord delivers notice of the failure to Tenant.
     (c) Tenant or Guarantor becomes insolvent, makes a transfer in fraud of creditors, commits any act of bankruptcy, makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due.
     (d) Tenant or Guarantor files a petition under any section or chapter of the Bankruptcy Code of the United States, as amended, or under any similar law or statute of the United States or any state thereof, or Tenant or Guarantor is adjudged bankrupt or insolvent in proceedings filed against Tenant or Guarantor, or a petition or answer proposing the adjudication of Tenant or Guarantor as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law is filed in any court and the petition or answer is not discharged or denied within 120 days after filing.
     (e) A receiver or trustee is appointed for all or substantially all of the assets of Tenant or Guarantor or of the Premises or of any of Tenant’s property located therein in any proceeding brought by Tenant or Guarantor, or any receiver or trustee is appointed in any proceeding brought against Tenant or Guarantor and is not discharged within 60 days after appointment or Tenant or Guarantor shall consent to or acquiesce in the appointment.
     (f) Tenant, if a natural person, dies or becomes incapacitated or, if Tenant is not a natural person, Tenant is dissolved, merged, fails to be in good standing, or ceases to exist.
     (g) Tenant’s Leasehold estate is taken on execution or other process of law in any action against Tenant.
     (h) Tenant fails to possess the Premises on the Ready for Occupancy Date, or thereafter abandons or vacates any portion of the Premises, or ceases to use the Premises for the Permitted Use or takes any action, as determined by Landlord, which evidences an intent to abandon or vacate the Premises.
31. Landlord’s Remedies.
     If an Event of Default occurs, Landlord may then or any time thereafter while the Event of Default continues pursue any one or more of the following remedies:
     (a) Terminate this Lease by giving notice to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, without prejudice to any other remedy, take possession of the Premises and expel or remove Tenant and any other person occupying the Premises, or any part thereof, without being liable for prosecution or any claim of damages. Tenant shall pay to Landlord on demand as additional Rent the amount of all loss and damage Landlord suffers by reason of the termination, whether through inability to re-let the Premises on satisfactory terms or otherwise. Without limiting the generality of the foregoing, Tenant shall pay to Landlord on demand the sum of (x) all Rent accrued hereunder through the date of termination, (y) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Lease Term, and (z) the amount of all other loss and damage Landlord suffers by reason of the termination. Landlord has no duty to re-let the Premises. Landlord’s damages specifically include, but are not limited to: (1) all reasonable expenses necessary to re-let the Premises including the cost of renovating, repairing, and altering the Premises for a new tenant or tenants, advertisements, and brokerage fees; and (2) any increase in insurance premiums caused by the vacancy of the Premises. Nothing in this Lease limits Landlord’s right to prove and obtain in bankruptcy or insolvency proceedings damages by reason of the termination of this Lease in an amount equal to the maximum allowed by any statute or rule of law in effect at the time when the damages are to be proved, whether or not the amount is greater, equal to, or less than the amount of the loss or damages referred to above.
     (b) Take possession of the Premises and remove Tenant or any other person occupying the Premises, or any part thereof, without having any civil or criminal liability and without terminating this Lease.
     Landlord may (but is under no obligation to) re-let the Premises or any part thereof for the account of Tenant and on conditions and for uses as Landlord in its sole discretion may determine. Landlord may collect and receive any rents payable by reason of any re-letting. Tenant will be liable for all Rent accrued hereunder through the date Landlord takes possession and all Rent and other sums required to be paid by Tenant during the remainder of the Lease Term, reduced by any net sums thereafter received by Landlord through reletting the Premises during such period. Actions to collect the amount due by Tenant under the preceding sentence may be brought from time to time by Landlord, on one or more occasions, without the necessity of Landlord’s waiting until the expiration of the Lease Term; Landlord may also elect to accelerate the amount due by Tenant under the preceding sentence. Tenant shall pay Landlord on demand as additional Rent all reasonable expenses necessary to re-let the Premises, which includes the cost of renovating, repairing, and altering the Premises for a new tenant or tenants, advertisements, and brokerage and reasonable legal fees, as well as any deficiency that may arise by reason of the re-letting. Landlord is not liable for any failure to re-let the Premises or any part thereof or for any failure to collect any Rent due upon any re-letting. No taking of possession of the Premises by Landlord is an election on Landlord’s part to terminate this Lease unless a notice of termination is given to Tenant under subparagraph (a).
     (c) Enter upon the Premises without having any civil or criminal liability and do whatever Tenant is obligated to do under the terms of this Lease. Tenant shall reimburse Landlord on demand as additional Rent for any expenses Landlord incurs in performing Tenant’s obligations under this Lease, together with interest at the rate of 18% per annum from the date incurred until repaid by Tenant. Landlord is not liable for any damages resulting to Tenant from Landlord’s actions or omissions in performing Tenant’s obligations, whether caused by the negligence of Landlord or otherwise.
     (d) Landlord may, without further notice of any kind to Tenant, interrupt or cause the interruption of any utility service serving the Premises, remove, alter, or change any door, window, attic hatchway cover to the Premises, or any lock, latch, hinge, hinge pin, doorknob, or other mechanism connected to any door, window, or attic hatchway cover to the Premises, and intentionally prevent Tenant from entering the Premises without resort to judicial process. Landlord is under no obligation to restore any door, window, or attic hatchway cover or any lock, latch, hinge, hinge pin, doorknob, or other mechanism attached thereto or to deliver or make available to Tenant any key to any door, window, or attic hatchway cover until Tenant fully cures all Events of Default then existing under this Lease.

     No repossession of or re-entering all or any part of the Premises under subparagraphs (b), (c), or (d) above or otherwise and no re-letting of the Premises or any part thereof under subparagraph (b) relieves Tenant or Guarantor of any liabilities or obligations under this Lease, all of which survive repossession or re-entering by Landlord. If Landlord repossesses or re-enters all or any part of the Premises after an Event of Default, Tenant shall pay to Landlord the Rent required to be paid by Tenant. No right or remedy of Landlord under this Lease is intended to be exclusive of any other right or remedy. Each right and remedy of Landlord is cumulative and all other rights or remedies under this Lease or now or hereafter existing at law, in equity or by statute. In addition to other remedies provided in this Lease, Landlord is entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the terms of this Lease, or to a decree compelling specific performance of the terms of this Lease.
32. No Implied Waiver.
     The failure of Landlord or Tenant to insist at any time upon the strict performance of any of the terms of this Lease or to exercise any option, right, power, or remedy contained in this Lease is not a waiver of the right or remedy for the future. The waiver of any breach of this Lease or violation of the Rules and Regulations attached to this Lease does not prevent a subsequent act, which would have originally constituted a breach or violation, from having all the force and effect of an original breach or violation. Acceptance by Landlord of any Rent after the breach of any of the terms of this Lease or violation of any Rule or Regulation is not a waiver of the breach or violation, and no waiver by Landlord of any of the terms of this Lease is effective unless expressed in writing and signed by Landlord.
33. Waiver by Tenant.
     Tenant waives and surrenders for itself and all persons or entities claiming by, through, and under it, including creditors of all kinds: (A) any right and privilege which it or any of them has under any present or future constitution, statute, or rule of law to redeem the Premises or to have a continuance of this Lease for the Lease Term after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, (B) the benefits of any present or future constitution, statute, or rule of law that exempts property from liability for debt or for distress for Rent, (C) any provision of law relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of Rent, (D) any rights, privileges, and liens set out under Sections 91.004 and 93.003 of the Texas Property Code (as amended), and Tenant exempts Landlord from any liability or duty thereunder and (E) the right to a jury trial in any action proceeding or counterclaim under this Lease.
34. Landlord’s Lien.
     To secure payment of all Rent and any damages or losses Landlord suffers by reason of the breach by Tenant of this Lease, Tenant grants to Landlord a security interest in, and an express contractual lien on, all goods, wares, equipment, fixtures, furniture, improvements, and other personal property of Tenant presently or hereafter situated in the Premises and the Project (except parts of the property exchanged, replaced, or sold from time to time in the ordinary course of Tenant’s operations) and all proceeds therefrom. The property may not be removed from the Premises or the Project without the consent of Landlord until all arrearages in Rent are paid and any other defaults cured by Tenant. This security interest is governed by Article 9 of the Texas Business & Commerce Code (the “Code”). Upon request by Landlord, Tenant shall execute and deliver to Landlord a financing statement in form sufficient to perfect the security interest of Landlord in the property and proceeds under the provisions of the Code. The security interest granted in this Paragraph is in addition to Landlord’s statutory and constitutional liens. Tenant hereby specifically authorized Landlord to file financing statements electronically without the necessity of Tenant’s signature.

35. Attorneys’ Fees and Legal Expenses.
     If either party files litigation concerning the interpretation or enforcement of this Lease, the prevailing party is entitled to recover from the losing party the prevailing party’s reasonable attorneys’ fees, court costs, and expenses, whether at the trial or appellate level.
36. Subordination.
     (a) This Lease and all rights of Tenant under this Lease are subject and subordinate to any mortgage or deed of trust secured (now existing or hereafter arising) by a first lien against the Project, all increases, renewals, modifications, consolidations, replacements, and extensions of any first lien mortgage or deed of trust and all Leases, restrictions, assessments, and encumbrances recorded in the Real Property Records of Dallas County, Texas, to the extent they validly affect the Project. Tenant shall, upon demand at any time or times, execute, acknowledge, and deliver to Landlord, or to Landlord’s first mortgagee, any instruments that may be necessary or proper to more effectively effect or evidence this subordination to any first mortgage or first deed of trust. Notwithstanding the foregoing, any mortgagor deed of trust against the Property, and all renewals and extensions thereof, may be unilaterally subordinated to this Lease at the election of the mortgagee or the beneficiary under the deed of trust by delivering notice of such subordination to Tenant.
     (b) If any first mortgage or first deed of trust against the Project is foreclosed, Tenant shall, upon request by the purchaser at the foreclosure sale attorn to the purchaser and recognize the purchaser as “Landlord” under this Lease and execute, acknowledge, and deliver to the purchaser an instrument in appropriate form acknowledging the attornment.
     (c) Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, that may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant under this Lease if any foreclosure sale occurs. This Lease is not affected in any way whatsoever by any foreclosure sale unless the holder(s) of the indebtedness or other obligations secured by the mortgages or deeds of trust declare otherwise.
37. Quiet Enjoyment.
     If Tenant pays the Rent when due and performs all other obligations of Tenant under this Lease, then Tenant may peaceably and quietly enjoy the Premises during the Lease Term without any disturbance from Landlord or from any other person claiming by, through, or under Landlord, but not otherwise, subject to the terms of this Lease and of the deeds of trust, mortgages, ground Leases, ordinances, Leases, utility easements, and agreements to which this Lease is subordinate.
38. Notice to Landlord.
     If any act or omission by Landlord occurs that would give Tenant the right to damages from Landlord or the right to terminate this Lease due to constructive or actual eviction from all or part of the Premises or otherwise, Tenant may not sue for damages or exercise any right to terminate until (A) it gives written notice delivered by certified mail of the act or omission to Landlord and Landlord’s first mortgagee, if any, and (B) a reasonable period of time for remedying the act or omission elapses following the giving of the notice, during which time Landlord, its agents, employees, and first mortgagee are entitled to enter the Premises and cure the act or omission. During the period after the giving of the notice and during the curing of the act or omission, the Rent payable by Tenant abates only to the extent that any part of the Premises is untenantable.
39. Rules and Regulations.
     All Tenant Parties must comply with the Rules and Regulations (as changed from time to time as hereinafter provided) attached as Exhibit C. Landlord may at any time change the Rules and Regulations or promulgate other

Rules and Regulations as Landlord deems advisable for the safety, care, cleanliness, or orderliness of the Project. No changes are effective until a copy of the changes is delivered to Tenant. Tenant is responsible for the compliance with the Rules and Regulations by all Tenant Parties. Landlord shall use reasonable efforts to enforce compliance by all other tenants with the Rules and Regulations from time to time in effect, but Landlord is not responsible to Tenant for failure of any person to comply with the Rules and Regulations.
40. Estoppel Certificate.
     Tenant shall, from time to time upon not less than 15 days’ prior notice by Landlord, execute, acknowledge, and deliver to Landlord an Estoppel Certificate in substantially the form attached as Exhibit E.
41. Notices.
     All notices, consents, requests, approvals, and other communications required or permitted to be delivered under this Lease must be in writing and are effective on the business day sent if delivered by telecopier or facsimile (with written confirmation); or 3 days after being deposited in the United States mail, certified, return receipt requested, postage prepaid; or upon receipt if delivered personally or by any method other than by telecopier (with written confirmation) or mail, in each instance addressed to Landlord or Tenant, as the case may be, at the address specified in Paragraph 1 of this Lease, or to any other address either party may designate by 10 days’ prior notice to the other party.
42. Hazardous Materials.
     (a) Tenant may not cause or permit the escape, disposal, or release in the Premises or the Project of any biologically active, chemically active, or hazardous substances or materials (collectively, “hazardous substances”) or bring, or permit any other Tenant Party to bring, any hazardous substances into the Premises or the Project. The term hazardous substances includes, but is not limited to, those described in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Texas Water Code, the Texas Solid Waste Disposal Act, and other applicable state or local environmental laws and the regulations adopted under those acts.
     (b) If any lender or governmental agency requires testing to ascertain whether or not a release of hazardous substances has occurred in or on the Premises or the Project based on probable cause that a release occurred and was caused by any Tenant Party, then Tenant shall reimburse the reasonable costs of the testing to Landlord on demand as additional Rent. Tenant shall execute affidavits, representations, and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances in the Premises and the Project. Tenant shall indemnify, defend and hold Landlord harmless to the same extent as set forth in Section 19, above, from any release of hazardous substances in or on the Premises or the Project caused or permitted by any Ten-ant Party. These covenants survive the expiration or earlier termination of this Lease.
43. Business Purpose.
     Tenant represents that this Lease is executed by Tenant, and all obligations of Tenant arising out of this Lease are, primarily for business or commercial purposes and not for personal, family, or household purposes.
44. Severability.
     Each of the terms of this Lease is, and must be construed to be, separate and independent. If any of the terms of this Lease or its application to any person or circumstances is to any extent invalid and unenforceable, the remainder of this Lease, or the application of that term to persons or circumstances other than those as to which it is invalid or unenforceable, are not affected thereby.

45. No Merger.
     The fact that the same person may acquire or hold, directly or indirectly, this Lease or the Leasehold estate hereby created or any interest in this Lease or in the Leasehold estate as well as the fee estate in the Premises or any interest in the fee estate does not cause a merger of this Lease or of the Leasehold estate hereby created with the fee estate in the Premises.
46. Force Maieure.
     When this Lease prescribes a period of time for action to be taken by either Landlord or Tenant, such party shall not be liable or responsible for, and there shall be excluded from the computation for the period of time, any delays due to strikes, acts of God, shortages of labor or materials, war, governmental laws, regulations, restrictions, or any other cause of any kind that is beyond the control of such party.
47. Brokerage.
     Landlord and Tenant each warrant that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Lease other than Tenant’s Broker and Landlord’s Agent (collectively, “Brokers”). Landlord and Tenant shall each indemnify, defend, and hold the other harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent other than Brokers claiming by, through, or under such party with respect to this Lease or any renewal or extension or with respect to any expansion of the Premises. Any brokerage commissions payable to Brokers are payable by Landlord pursuant to the terms of separate agreements between Landlord and Brokers.
48. Gender.
     Words of any gender used in this Lease include any other gender and words in the singular number include the plural, unless the context otherwise requires.
49. Joint and Several Liability.
     If there is more than one Tenant, the obligations imposed upon Tenant under this Lease are joint and several.
50. No Representations.
     Landlord or Landlord’s agents made no representations or promises with respect to the Premises or the Project except as expressly set forth in this Lease. No rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.
51. Entire Agreement; Amendments.
     This Lease is the entire agreement between the parties. All negotiations, considerations, representations, and understandings between Landlord and Tenant are incorporated in this Lease. No act or omission of any employee or agent of Landlord or of Landlord’s Broker may alter, change, or modify any of the terms of this Lease. No amendment or modification of this Lease is binding unless expressed in a written instrument executed by Landlord and Tenant.
52. Paragraph Headings.
     The paragraph headings in this Lease are for convenience only and in no way enlarge or limit the scope or meaning of the paragraphs in this Lease.

53. Binding Effect.
     All terms of this Lease are binding upon the respective heirs, personal representatives, successors, and, to the extent assignment is permitted, assigns of Landlord and Tenant.
54. Exhibits.
     The following exhibits are attached to and made a part of this Lease: Exhibit A [Land], B [Premises], C [Project Rules and Regulations], D [Contractor Insurance Requirements], E [Estoppel Certificate], F [Tenant Improvements] and G [Reserved Parking Space Plan].
55. Counterparts.
     This Lease may be executed in two or more counterparts, each of which is deemed an original and all of which together constitute one and the same instrument.
56. Tenant’s Service Providers.
     Tenant shall cause all moving companies and other entities providing services to Tenant in the Premises to deliver evidence satisfactory to Landlord that the insurance specified in Exhibit D is in force prior to entering the Project.
57. Rate of Interest.
     It is agreed that all interest chargeable under this Lease shall under no circumstances exceed the maximum amount of interest permitted by applicable law. If the rate of interest specified in this Lease shall ever be greater than the maximum amount of interest permitted by applicable law, then the rate of interest chargeable under this Lease shall be the maximum amount of interest permitted by applicable law.
58. Execution and Approval of Lease.
     Employees and agents of Landlord and of Landlord’s Broker have no authority to make or agree to make a Lease or any other agreement or undertaking in connection herewith. The submission of this Lease for examination and negotiation is not an offer to Lease, agreement to reserve, or option to Lease the Premises. This Lease is effective and binding on Landlord only upon the execution and delivery of this Lease by Landlord and Tenant. If Landlord’s first mortgagee requires any modifications of the terms of this Lease as a condition to approving this Lease, other than a modification of the Base Rent, Tenant shall execute and deliver any required modifications within 10 days after receipt of Landlord’s demand.
59. Governing Law.
     This Lease shall be governed by and construed in accordance with the laws of the State of Texas.
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EXHIBIT A
to Office Lease by and between
ACRON KingsPark, L.P., as Landlord
and
Espre Solutions, Inc., a Texas Corporation, as Tenant
Land
     Being a tract of land containing approximately 2.7576 acres out of the W.H. Witt Survey, Abstract 1006, in the City of Plano, Collin County, Texas, and being all of Lot 1, Block 2, MEREDITH LANE OFFICE, an addition to the City of Plano, Collin County, Texas according to the conveyance plat thereof recorded in Cabinet J, Slide 744 of the Map Records of Collin County, Texas.

1

     This Lease is executed in multiple originals as of the date first above set forth.

LANDLORD:

ACRON KINGSPARK, L.P.
An Oklahoma Limited Partnership
its general partner

By:	ACRON KINGSPARK, L.L.C.
An Oklahoma limited liability company
its general partner

	By:	ACRON (USA) L.P.
A Texas limited partnership
its sole member

		By:	ACRON U.S. MANAGEMENT, INC. a Nevada corporation
By:/s/ Greg W Wilson, President

TENANT: ESPRE SOLUTIONS, INC., a Texas Corporation
By:	/s/ Peter Ianace, CEO

2

EXHIBIT C
to Office Lease by and between
ACRON KingsPark, L.P., as Landlord,
and
Espre Solutions, Inc., a Texas Corporation, as Tenant
RULES AND REGULATIONS
     1. Tenant’s use and occupancy of the Premises shall be subject to the following:
     (a) Tenant may not deface or injure the Premises or the Project or any part thereof or overload the floors of the Premises. Tenant may not commit waste or permit waste to be committed or cause or permit any nuisance on or in the Premises or the Project. Tenant shall pay Landlord on demand as additional Rent for any damage to the Premises or to any other part of the Project caused by any negligence or willful act or any misuse or abuse (whether or not the misuse or abuse results from negligence or willful acts) by Tenant or any Tenant Party or any other person (except Landlord or any of its agents, employees, or contractors) not prohibited by Tenant from entering upon the Premises.
     (b) Tenant may not use or allow the Premises to be used for any purpose prohibited by any Applicable Law, or by any restrictive covenants applicable to the Project. Tenant shall conduct its business and occupy the Premises and control all Tenant Parties so as not to create any nuisance or interfere with, annoy, or disturb any other tenants in the Project or Landlord in its management of the Project and so as not to injure the reputation of the Project.
     (c) Tenant may not erect, place, or allow to be placed any sign, advertising matter, stand, booth, or showcase in or upon the doorsteps, vestibules, halls, corridors, doors, walls, windows, or pavement of the Project without the prior consent of Landlord.
     (d) Tenant may not use or allow or permit the Premises to be used in any way or for any purpose that:
     (1) Landlord deems hazardous on account of the possibility of fire or other casualty;
     (2) increases the rate of fire or other insurance for the Project or its contents or in respect of the operation of the Project; or
     (3) renders the Project uninsurable at normal rates by responsible insurance carriers authorized to do business in the State of Texas or renders void or voidable any insurance on the Project.
          If insurance premiums are increased because of Tenant’s use of the Premises, then, in addition to any other remedies Landlord may have, Tenant shall pay the amount of the increase to Landlord as additional Rent within 5 days after demand.
     2. No birds, animals, reptiles, or any other creatures may be brought into or about the Project.
     3. Nothing may be swept or thrown into the corridors, halls, elevator shafts, or stairways.

     5. Tenant may not make or permit any improper noises in the Building, create a nuisance, or do or permit anythmg which, in Landlord’s sole judgment, interferes in any way with other tenants or persons having business with them.
     6. No equipment of any kind may be operated on the Premises that could in any way annoy any other tenant in the Building.
     7. Tenant shall cooperate with Building employees in keeping the Premises neat and clean. Corridor doors, when not in use, must be kept closed.
     8. No bicycles or similar vehicles are allowed in the Building.
     9. Alterations, improvements, and additions in and to the Premises requested by Tenant must be made in accordance with plans and specifications approved in advance by Landlord. All work must be performed at Tenant’s expense either by Landlord or by contractors and subcontractors approved in advance by Landlord. If the work is not performed by Landlord, then all work performed by Tenant’s contractors and subcontractors is subject to the following conditions:
     (a) Each contractor and subcontractor must deliver evidence satisfactory to Landlord that the insurance specified on Exhibit D is in force prior to commencing work.
     (b) Tenant shall ensure that all workers are cooperative with Project personnel and comply with all Project Rules and Regulations.
     (c) Tenant must deliver to Landlord evidence that Tenant has obtained all necessary governmental permits and approvals for the improvements or alterations prior to starting any work.
     (d) All construction must be done in a good and workmanlike manner and is subject to approval by Landlord during and after construction, in its sole discretion.
     (e) Lien releases from each contractor and subcontractor must be submitted to Landlord within 5 days after completion of the work performed by the contractor or subcontractor.
     (f) Within 30 days after completion of any improvements or alterations, Tenant, at its cost, shall deliver to Landlord 2 reproducible copies of “as-built” plans and specifications (1/8” scale) for each floor where alterations or improvements were made.
     10. Tenant shall refer all contractors, contractor’s representatives, and installation technicians rendering any service on or to the Premises for Tenant to Landlord for Landlord’s approval and supervision for performance of any contractual service. This provision applies to all work performed in the Building, including installation of telephones, telephone equipment, electrical devices, and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceiling, equipment, or any other physical portion of the Building.
     11. Sidewalks, doorways, vestibules, halls, stairways, and similar areas may not be obstructed by any Tenant Party, or used for any purpose other than ingress and egress to and from the Premises, or for going from one part of the Building to another part of the Building. No furniture may be placed in front of the Building or in any lobby or corridor without prior consent of Landlord.

     12. Any Tenant Party who desires to enter the Building after Building Standard Hours, is required to sign in upon entry and sign out upon leaving, giving the location during their stay and their time of arrival and departure.
     13. All deliveries must be made via the service entrance and service elevator during normal working hours or at other times as Landlord may determine. Prior approval must be obtained from the Landlord for all deliveries that must be received after Building Standard Hours.
     14. Landlord or its agents or employees may enter the Premises to examine the same or to make repairs, alterations, or additions as Landlord deems necessary for the safety, preservation, or improvement of the Building.
     15. Landlord may require all Tenant Parties to evacuate the Building in the event of an emergency or catastrophe.
     16. Tenant may not do anything, or permit anything to be done, in or about the Building, or bring or keep anything in the Building that in any way increases the possibility of fire or other casualty, or do anything in conflict with the valid laws, rules, or regulations of any governmental authority.
     17. No food may be distributed from Tenant’s office without the prior approval of the Building Manager.
     18. No additional locks may be placed on any doors without the prior consent of Landlord. All necessary keys must be furnished by Landlord and must be surrendered to Landlord upon termination of this Lease. Tenant shall then give Landlord the combination for all locks on the doors and vaults.
     19. Tenant shall comply with parking rules and regulations as may be posted and distributed from time to time.
     20. Plumbing and appliances may be used only for the purposes for which constructed. No sweeping, rubbish, rags, or other unsuitable material may be thrown or placed therein. Any stoppage or damage resulting to any fixtures or appliances from misuse by any Tenant or Party is payable by Tenant.
     21. No signs, posters, advertisements, or notices may be painted or affixed on any windows, doors, or other parts of the Building, except in colors, sizes, and styles, and in places, approved in advance by Landlord. Landlord has no obligation or duty to give this approval. Building standard suite identification signs will be prepared by a sign writer approved by Landlord. The cost of the Building standard signs is payable by Tenant. Landlord may remove all unapproved signs without notice to Tenant, at the expense of Tenant. Directories will be placed by Landlord, at Landlord’s expense, in conspicuous places in the Building. No other directories are permitted.
     22. No portion of the Building may be used as lodging rooms or for any immoral or unlawful purposes.
     23. Tenant may not operate, or allow the operation of any coin or token operated vending machine or similar device for the sale of any goods, wares, merchandise, food, beverages, or services, including but not limited to pay lockers, pay toilets, scales, amusement devices and machines for the sale of beverages, foods, candy, cigarettes or other commodities, without the prior consent of Landlord.
     24. Tenant must obtain Landlord’s prior approval, which is at Landlord’s sole discretion, for installation of any solar screen material, window shades, blinds, drapes, awnings, window ventilators, or other similar equipment and any window treatment of any kind whatsoever. Landlord may control all internal lighting that is visible from the exterior of the Building and may change any unapproved lighting without notice to Tenant, at Tenant’s expense.
     25. Holidays are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. Business days are weekdays other than holidays.
     26. Tenant shall at all times keep a chair pad under every chair that has rollers and is located in a carpeted area.
     27. Tenant shall not permit any of its Tenant Party to hold, carry, smoke, or dispose of a lighted cigar, cigarette, pipe, or any other lighted smoking equipment in any common area of the Buildings, unless designated as a “smoking area” by Landlord. The common areas includes, but are not limited to, all rest rooms, common corridors, stairwells, elevator lobbies, first floor lobbies, and other areas used in common with other tenants and occupants of the Buildings.
     28. Tenant shall notify the Building Manager when any furnishings or equipment are to be taken into or out of the Building. Moving of those items must be done under the supervision of the Building Manager, after receiving approval from Landlord.
     29. Landlord may prescribe the weight and position of safes and other heavy equipment that may overstress any portion of the floor. All damage done to the Building by the improper placing of heavy items that overstress the floor will be repaired at the sole expense of the Tenant.
     30. The persons employed to move Tenant’s equipment, material, furniture, or other property in or out of the building must be acceptable to landlord. The moving company must be a locally recognized professional mover, whose primary business is the performing of relocation services, and must be bonded and fully insured. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient, in Landlord’s sole opinion, to cover all personal liability, theft or damage to the project, including hut not limited to floor coverings, doors, walls, elevators, stairs, foliage, and landscaping. Special care must be taken to prevent damage to foliage and landscaping during adverse weather. All moving operations will be conducted at such times and in such a manner as Landlord will direct, and all moving will take place during non-business hours unless Landlord agrees in writing otherwise. Tenant will be responsible for the provision of building security during all moving operations, and will be liable for all losses and damages sustained by any party as a result of the failure to supply adequate security. Landlord will have the right to prescribe the weight, size, and position of all equipment, materials, furniture, or other property brought into the building. Heavy objects will, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight. Special care must be taken so as to prevent damage to the floor coverings and elevators in the Building. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the building by moving or maintaining such property will be repaired at the expense of Tenant. Landlord reserves the right to inspect all such property to be brought into the building and to exclude from the building all such property which violates any of these rules and regulations or the Lease of which these rules and regulations are a part. Supplies, goods, materials, packages, furniture, and all other items of every kind delivered to or taken from the premises will be delivered or removed through the entrance and route designated by Landlord, and Landlord will not be responsible for the loss or damage of any such property unless such loss or damage results from the negligence of Landlord, its agents, or employees.

     31. Landlord will have the right to prohibit any advertising by Tenant mentioning the building that, in Landlord’ reasonable opinion, tends to impair the reputation of the building or its desirability as a building for offices, and upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.
     32. Each Tenant will store all its trash and garbage within its premises. No material will be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal will be made only through entryways and elevators provided for such purposes and at such times as Landlord designates. Removal of any furniture or furnishings, large equipment, packing crates, packing materials, and boxes will be the responsibility of each Tenant and such items may not be disposed of in the building trash receptacles nor will they be removed by the building’s janitorial service, except at Landlord’s sole option and at the Tenant’s expense. No furniture, appliances, equipment, or flammable products of any type may be disposed of in the building trash receptacles.
     33. Canvassing, peddling, soliciting, and distributing handbills or any other written materials in the building are prohibited, and each Tenant will cooperate to prevent the same.
     34. No picketing may be conducted at or within the Building.
     35. The requirements of the Tenants will be attended to only upon application by written, personal, or telephone notice at the office of the building. Employees of Landlord will not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.
     36. A directory of the building will be provided for the display of the name and location of Tenants only and such reasonable number of the principal officers and employees of Tenants as Landlord in its sole discretion approves, but landlord will not in any event be obligated to furnish more than one (1) directory strip for each Tenant. Any additional names(s) that Tenant desires to place in such directory must first be approved by Landlord, and if so approved, Tenant will pay to Landlord a charge, set by Landlord, for each such additional name. All entries on the building directory display will conform to standards and style set by Landlord in its sole discretion. Space on any exterior signage will be provided in Landlord’s sole discretion. Tenant will not have any right to the use of any exterior sign.
     37. Tenant may not use space heaters without the prior consent of Landlord. Tenant will see that the doors of the premises are closed and locked and that all space heaters (if their use is approved by Landlord), coffee pots, water faucets, water apparatus, and utilities are shut off before Tenant or Tenant’s employees leave the premises, so as to prevent waste or damage, and for any default or carelessness in this regard Tenant will make good all injuries sustained by other Tenants or occupants of the building or Landlord. On multiple-tenancy floors, all Tenants will keep the doors to the building corridors closed at all times except for ingress and egress.
     38. Neither Landlord nor any operator of the parking areas within the project, as the same are designated and modified by Landlord, in its sole discretion, from time to time (the “parking areas”) will be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the parking areas, resulting from fire, theft, vandalism, accident, conduct of other users of the parking areas and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (a) Landlord will not be obligated to provide any traffic control, security protection or operator for the parking areas; (b) Tenant uses the parking areas at its own risk; and (c) Landlord will not be liable for personal injury or death, or theft, loss of, or damage to property. Tenant waives and releases Landlord from any and all liability arising out of the use of the parking areas by Tenant, its employees, agents, invitees, and visitors, whether brought by any of such persons or any other person.

     39. Tenant (including Tenant’s employees, agents, invitees, and visitors) will use the parking spaces solely for the purpose of parking passenger model cars, small vans, and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord from time to time with respect to the parking areas. The parking areas may be used by Tenant, its agents, or employees, for occasional overnight parking of vehicles. Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline. If any of the parking spaces are at any time used (a) for any purpose other than parking as provided above; (b) in any way or manner reasonably objectionable to Landlord; or (c) by Tenant after default by Tenant under the Lease, Landlord, in addition to any other rights otherwise available to Landlord, may consider such default any event of default under the Lease.
     40. Tenant’s right to use the parking areas will be in common with other Tenants of the project and with other parties permitted by Landlord to use the parking areas. Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord. Landlord will not be liable to Tenant for any unavailability of Tenant’s designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance. Tenant will not park in any numbered space or any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).
     41. Landlord may rescind any of these Rules and Regulations and make other future Rules and Regulations as in the judgment of Landlord are from time to time needed for the safety, protection, care, and cleanliness of the Building, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees. Those rules, when made and notice thereof given to a tenant, are binding upon the Tenant in the same manner as the original rules.

EXHIBIT D
to Office Lease by and between
ACRON KingsPark, L.P., as Landlord,

and

Espre Solutions, Inc., a Texas Corporation, as Tenant
CONTRACTOR INSURANCE REQUIREMENTS
     All contractors, subcontractors, suppliers, service providers, moving companies, and others performing work of any type for Tenant in the Project shall:
     carry the insurance listed below with companies with an A.M. Best rating of A-IX, or better, and otherwise acceptable to Landlord; and
     furnish Certificates of Insurance to Landlord evidencing required coverages at least 10 days prior to entry in the Project and Renewal Certificates at least 30 days prior to the expiration dates of Certificates previously furnished.
     Certificates of Insurance must provide for 30 days’ prior written notice of cancellation or material change to Landlord, c/o ACRON Kingspark, L.P., 15 16 South Boston, Suite 2 15, Tulsa, OK 741 19, Attn: Property Manager.
     1. Workers Compensation: Statutory workers compensation insurance covering full liability under applicable Workers Compensation Laws at the required statutory limits.
     2. Employers’ Liability: Employers’ liability insurance with the following minimum limits of liability:

$100,000	Each Accident
$500,000	Disease-Policy Limit
$100,000	Disease-Each Employee
     3. Commercial General Liability: This insurance policy must:
     a. Be written on a standard liability policy form (sometimes known as commercial general liability insurance) but without exclusionary endorsements that may delete coverage for products/completed operations, personal and advertising injury, blanket contractual, fire legal liability, or medical payments.
     b. Be endorsed to provide that:
     aggregate limits, if any, apply separately to each of the insured’s jobs or projects away from premises owned by or rented to the insured;
     the insurance is primary and non-contributory to any insurance provided by Landlord;

and
include the following minimum limits:

$1,000,000	General Aggregate
$1,000,000	Products-Completed Operations Aggregate
$1,000,000	Personal & Advertising Injury
$1,000,000	Each Occurrence
$50,000	Fire Damage (Any one fire)
$5,000	Medical Expense (Any one person)
     4. Automobile Liability: Automobile liability insurance for claims of ownership, maintenance, or use of owned, non-owned, and hired motor vehicles at, upon, or away from the Project with the following minimum limits:

$500,000	Combined Single Limit Bodily Injury and Property Damage per Occurrence
     5. Excess Liability: Following form excess liability insurance with coverages at least as broad as the required commercial general liability insurance with the following minimum limits:

$1,000,000 $2,000,000	Each Occurrence Aggregate
     6. General Requirements: All policies must be:
     written on an occurrence basis and not on a claims-made basis;
     endorsed to name as additional insureds Landlord, Manager, and their respective officers, directors, employees, agents, partners, and assigns;
     endorsed to waive any rights of subrogation against Landlord, Manager, and their respective officers, directors, employees, agents, partners, and assigns; and
     primary and non-contributing with, and not in excess of, any other insurance available to Tenant, Landlord, and Manager (or any other entity named as an additional insured).

FIRST AMENDMENT TO THE LEASE AGREEMENT
by and between
ACRON KINGSPARK, L.P., as Landlord

And
Espre Solutions, Inc., as Tenant
     WHEREAS ACRON KINGSPARK, L.P. as Landlord and Espre Solutions, Inc., as Tenant entered into a lease agreement dated August 25, 2004, for 4,349 rentable square feet; and
     WHEREAS ACRON KINGSPARK, L.P. and Espre Solutions, Inc. desire to modify said Lease to expand and extend the term;
     NOW, THEREFORE, in consideration of the Premises and other good and valuable consideration the above referenced Lease is amended as follows:
     1. Effective October 1, 2004, Tenant shall expand into Suite 2800 consisting of approximately 3,429 rentable square feet.
     2. Effective October 1, 2004, the base monthly rent shall increase from $8,516.79 by $6,715.13 for a total of $l 5 , 2 31.92 per month ($23.5O/RSF) plus electric. Aside from the base monthly rent as outlined above, Landlord and Tenant agree that the base monthly rent for the following months shall be as follows:
$6,715.13 for the month of October 2004;
$8,516.79 for the month of November 2004;
$6,715.13 for the month of March 2005;
$8,516.79 for the month of April 2005;
$6,715.13 for the month of September 2005;
$8,516.79 for the month of October 2005;
$6,715.13 for the month of March 2006;
$8,516.79 for the month of April 2006;
$6,715.13 for the month of September 2006;
$8,516.79 for the month of October 2006.
     3. Effective October 1, 2004, the expiration date of the lease shall be changed from January 31, 2010 to February 28, 2010.
     4. Landlord agrees to turn-key tenant improvements as outlined in the plan dated September 20, 2004 labeled SP#2 prepared by Interprise Design using building standard materials.

     5. Right of Offer: Landlord hereby grants Tenant one (1) right of offer (“Right of Offer”) to lease Suite 3200 consisting of 1,164 rentable space on the 3rd floor of the Property that is not currently included in the Premises (collectively referred to herein as the “Expansion Space”), provided, this Right of Offer and Landlord’s obligation to provide a “Landlord Notice” shall be in effect commencing on the Commencement Date and continue per the terms of the offer.
     Landlord’s Notice o f Expansion Terms:While this Right of Offer is in effect, Landlord shall notify Tenant in writing (“Landlord’s Notice)”: (i) as to any currently available portions of the Expansion Space, when Landlord enters or intends to enter negotiations with a third party to lease the Expansion Space (and Landlord’s good faith determination of whether negotiations have been entered or are about to be entered shall be conclusive and binding upon the parties), or (ii) as to any currently unavailable portions of the Expansion
Space, when such areas become available for lease, or (iii), at Landlord’s option, at any time prior thereto or thereafter, but in any event prior to leasing the Expansion Space to another party. Landlord’s Notice shall set forth the terms (“Expansion Terms”) on which Landlord proposes to lease the Expansion Space to Tenant, including, but not limited to, a date for the commencement of the lease thereof (“Expansion Space Commencement Date”), an expiration date thereof or whether the term therefore will be co-terminous with the Term of this Lease, rentable area, monthly base rent and any scheduled increases therein, Tenant’s share of taxes, expenses and other such items (and any base year or stop level therefore), any tenant improvements or allowance therefore, and any other terms and conditions, as determined in Landlord’s good faith discretion taking into account comparable expansion terms generally being provided for comparable tenants of comparable financial condition for comparable non-sublease space in comparable buildings in the vicinity for time periods that are substantially the same as the period of time during which the Expansion Space will be leased to Tenant. Except as set forth in Landlord’s Notice, the Expansion Terms shall be deemed to include the same terms then in effect on the Expansion Space Commencement Date, and thereafter scheduled to be in effect, under the Lease (with any matters in the Lease based on square footage adjusted proportionately to reflect the rentable area of the Expansion Space and Landlord’s then current Building-standard ratios and policies).
     Tenant’s Notice and Financial Information: If Tenant desires to lease the Expansion Space on the Expansion Terms set forth in Landlord’s Notice, Tenant shall so notify Landlord in writing (“Tenant’s Notice”) exercising Tenant’s right to lease the Expansion Space on such Expansion Terms within five (5) business days after Landlord sends Landlord’s Notice. Tenant’s Notice shall be unconditional and irrevocable. In order to be effective, Tenant’s Notice shall include financial information for Tenant’s business comparable to the information provided in connection with entering into this Lease document. If Landlord determines in good faith that Tenant’s financial condition is clearly worse than the condition that Landlord accepted when the parties entered into the Lease document, Landlord may provide a new Landlord’s Notice with reasonably modified Expansion Terms or reasonable additional security requirements taking into account Tenant’s financial condition.
     Expansion Documentation; Failure to Exercise Right of Offer or to Sign Expansion Documentation: If Tenant validly exercises Tenant’s Right of Offer herein, Landlord shall prepare an amendment (“Expansion Documentation”) which shall set forth the final and definitive terms and conditions upon which Landlord proposes to lease the Expansion Space to Tenant, and which shall be generally consistent with Landlord’s Notice, and which shall be otherwise in form and content reasonably acceptable to both parties. If Tenant desires to lease the Expansion Space on the basis of such Expansion Documentation, Tenant shall execute and deliver the Expansion Documentation to Landlord within five (5) business days after Landlord provides the Expansion Documentation to Tenant. Once Tenant provides Tenant’s Notice exercising Tenant’s Right of Offer, Landlord shall have no further obligation to provide a Landlord’s Notice respecting the Expansion Space included in Landlord’s Notice (provided, this Right of Offer shall continue to apply to any portions of the Expansion Space that were not included in Landlord’s Notice as further provided below). If Tenant fails to validly exercise such Right of Offer, or fails to sign and deliver the Expansion Documentation to Landlord, strictly in accordance with the terms hereof, such Right of Offer shall be deemed to have lapsed and expired as to the Expansion Space that was included in Landlord’s Notice, and Landlord may thereafter freely lease all or a portion of the Expansion Space that was included in Landlord’s Notice to any other party, at any time, on any terms, in Landlord’s sole discretion; provided, despite Tenant’s waiver, (i) this Right of Offer shall continue to apply to any portions of the Expansion Space that were not included in Landlord’s Notice as further provided below, and (ii) this Right of Offer shall be reinstated with respect to the Expansion Space that was included in Landlord’s Notice in the event that Landlord does not enter into a lease agreement for such Expansion Space within 180 days following Tenant’s failure to validly exercise such Right of Offer, or Tenant’s failure to sign and deliver the Expansion Documentation to Landlord, strictly in accordance with the terms hereof. TIME PERIODS AND STRICT COMPLIANCE IN GIVING TENANT’S NOTICE, AND IN TENANT’S SIGNING AND DELIVERING THE EXPANSION DOCUMENTATION, ARE OF THE ESSENCE OF THIS RIGHT OF OFFER.
     Offering Portions of Expansion Space; Adjustments to Expansion Space; Prior Rights: This Right of Offer shall apply only with respect to the entire Expansion Space specified in a Landlord’s Notice, and may not be exercised with respect to only a portion thereof (unless only a of the Expansion Space shall be included in Landlord’s Notice). If only a portion of the Expansion Space shall be included in Landlord’s Notice, this Right of Offer shall apply to such portion, and shall thereafter apply to such other portions of the Expansion Space as they become the subject of Landlord’s Notices, subject to good faith adjustments by Landlord in the size, configuration and location of such remaining portions. If the Expansion Space is part of a larger space that Landlord desires to lease as a unit, then Landlord’s Notice shall, at Landlord’s option, identify the entire such space and the Expansion Terms therefore, and in such case, this Right of Offer shall apply only to such entire space. Landlord reserves the right at any time prior to sending, or as part of, Landlord’s Notice, to substitute for the Expansion Space other space (herein referred to as the “new expansion space”) in the Building, provided the new expansion space shall be similar to the Expansion Space in size (up to 10% larger or smaller); at Landlord’s option, the new expansion space may overlap with and include a portion of the then current Expansion Space. This Right of Offer shall be subject to the then existing tenants or occupants of the Expansion Space renewing their existing leases whether pursuant to options to extend previously granted or otherwise, and such Right of Offer, and any rights of Tenant to extend the Term of the Lease with respect to the Expansion Space, are subordinate to, and limited by, any rights of any other parties to lease the Expansion Space granted prior to full execution and delivery of this document.
     Miscellaneous: This Right of Offer is subject to the condition that the Lease be in full force and effect, and that Tenant not then be in default beyond any applicable cure period under the Lease on the date when Landlord provides or would otherwise provide Landlord’s Notice, or at any time thereafter and prior to the Expansion Space Commencement Date. The rights granted in this Exhibit are personal to Tenant as named in this Lease document. Under no circumstance whatsoever shall the assignee under a complete or partial assignment of the Lease document, or a subtenant under a sublease of the Premises, have any right to exercise the rights of Tenant under this Exhibit. If Tenant shall sublease or assign the Lease with respect to all or any portion of the Premises, then immediately upon such sublease or assignment Tenant’s rights under this Exhibit shall concurrently terminate and become null and void. If Tenant shall exercise the Right of Offer herein, Landlord does not guarantee to deliver possession of the Expansion Space on the Expansion Space Commencement Date due to continued possession by the then existing occupants or any other reason beyond Landlord’s reasonable control. In such event, rent and other charges with respect to the Expansion Space shall be abated until Landlord delivers the same to Tenant (except to the extent that Tenant or its affiliates, agents, employees or contractors cause the delay), as Tenant’s sole recourse.
     6. All other terms and conditions of the Lease shall remain unchanged and the Lease shall remain in full force and effect.

LANDLORD:
ACRON KINGSPARK, L.P.
An Oklahoma Limited Partnership
By: ACRON KINGSPARK, L.L.C.
an Oklahoma limited liability company
its general partner
By: ACRON (USA) L.P.
a Texas limited partnership
its sole member

By:	ACRON U. S. MANAGEMENT, INC. a Nevada corporation its general partner By: /s/ Greg W. Wilson, President
TENANT:
Espre Solutions, Inc.
By: /s/ Bob Logan C.O.O.